Exhibit 99.1

Shenandoah Telecommunications Company Announces New Agreement With Sprint Nextel and Plans for 4G LTE Buildout

EDINBURG, Va., Feb. 2, 2012 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (Shentel) (Nasdaq:SHEN) announced today the Company has signed Addendum XII to its Affiliate Agreement with Sprint Nextel that paves the way to building a 4G LTE network in the Company's service area. Shentel will mirror Sprint's Network Vision architecture using Alcatel Lucent equipment.

In addition to adding 4G services to the Company's network, the Addendum gives the Company access to additional 1900 and 800 MHz spectrum, extends the initial term of the contract five years from 2019 to 2024 and increases the cap on the Net Service Fee from 12% to 14% on July 1, 2013.

The Company will host a conference call and simultaneous webcast at 11:00 a.m. Eastern Time on February 6, 2012. The webcast can be accessed from the "Investor Relations" section of the company's website at http://investor.shentel.com/. Instructions for dialing in follow:

Dial-in number:	(888) 695-7639
Conference ID:	49501367

Replays of the conference call will be made available after the conclusion of the call and can be accessed by dialing (855) 859-2056.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ Global Select Market under the symbol "SHEN." The Company's operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services along with many other associated solutions in the Mid-Atlantic United States.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

CONTACT:   Adele Skolits
540-984-5161